UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-15976


                                Multi Soft, Inc.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         535 Quakerbridge Road, Hamilton New Jersey 08619 (609) 631-7401
          ------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          ------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]
                  Rule 12g-4(a)(1)(ii) [X]
                  Rule 12g-4(a)(2)(i)  [ ]
                  Rule 12g-4(a)(2)(ii) [ ]
                  Rule 12h-3(b)(1)(i)  [ ]
                  Rule 12h-3(b)(1)(ii) [ ]
                  Rule 12h-3(b)(2)(i)  [ ]
                  Rule 12h-3(b)(2)(ii) [ ]
                  Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: less than 500

     Pursuant to the requirements of the Securities Exchange Act of 1934, Elegant Illusions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        Multi Soft, Inc.

                                        By: /s/ Charles J. Lombardo
                                            -----------------------
                                            Charles J. Lombardo,
                                            Chief Executive Officer

Date:  December 16, 2002